Exhibit 3.27

CERTIFICATE OF FORMATION

OF

MARTINEZ TERMINAL COMPANY LLC

1. The name of the limited liability company is Martinez Terminal Company LLC.

2. The address of Its registered office in the State of Delaware is; Corporation Trust Center, 1209 Orange Street, In the City of Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Martinez Terminal Company LLC this 31st day of July, 2019.

/s/ Trecia M. Canty
Trecia M. Canty
Authorized Person